UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2015

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 23, 2015, NeoPhotonics Corporation (the “Company”) entered into a Sixth Amendment to Credit Agreement and Amendment to Security Agreement (the “Amendment”) to that certain Revolving Credit and Term Loan Agreement (the “Credit Agreement”), dated as of March 21, 2013, with Comerica Bank, as Administrative Agent and Lead Arranger (the “Agent”), and the lenders from time to time party thereto, and that certain Security Agreement (the “Security Agreement”), dated as of March 21, 2013, with Agent. The Amendment provided for a $25,000,000 senior secured revolving credit line and extended the Credit Agreement maturity date to November 2, 2016. Furthermore, the Amendment effectively adds $19.25 million to the Company’s unrestricted cash based on its balance sheet as of September 30, 2014 by removing the covenant that required the Company to maintain an aggregate value of restricted cash and investments in blocked collateral accounts to which the Agent had sole access (the “Restricted Cash Covenant”) and to comply with the Restricted Cash Covenant before and after giving effect to any revolving loan advances, swing line advances and letter of credit requests. In effect, this Amendment frees up the Company’s cash that was previously restricted by the Restricted Cash Covenant in the Credit Agreement. The Amendment also modified the interest rate and revised the financial covenants in the Credit Agreement to require the Company to maintain EBITDA of not less than 50 percent of the projected EBITDA and certain cash liquidity. Finally, the Amendment modified the Security Agreement to delete certain provisions relating to the Restricted Cash Covenant. The Company paid certain fees to the Agent in connection with the Amendment.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

10.1	Sixth Amendment to Credit Agreement and Amendment to Security Agreement, dated January 23, 2015, by and between NeoPhotonics Corporation, Comerica Bank, as Agent and sole Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2015	NEOPHOTONICS CORPORATION

	By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Senior Vice President and Chief Financial Officer